Exhibit 99.1

FIFTH STREET FINANCE CORP. TO SWITCH STOCK

EXCHANGE LISTING TO NASDAQ

WHITE PLAINS, N.Y., November 16, 2011 — Fifth Street Finance Corp. (“Fifth Street”) (NYSE: FSC) today announced that it will voluntarily transfer its stock exchange listing from The New York Stock Exchange to The NASDAQ Stock Market effective November 28, 2011.

Fifth Street common stock will commence trading on the NASDAQ Global Select Market on November 28, 2011. Fifth Street will continue to be traded under the ticker symbol “FSC.”

“After careful consideration, we believe listing Fifth Street’s stock on the NASDAQ will provide our stockholders with access to the most advanced trading platform and the most cost-effective services available in the market today,” stated Alexander C. Frank, Fifth Street’s Chief Financial Officer.

“NASDAQ is proud to welcome Fifth Street to our premier community of NASDAQ-listed companies,” said Bob McCooey, Senior Vice President, NASDAQ OMX Corporate Client Group. “We are committed to providing Fifth Street and its shareholders with access to the world’s most innovative trading platform and look forward to a long and successful partnership with Fifth Street and its shareholders in the future.”

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as “believes,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.’s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Fifth Street Finance Corp.
Stacey Thorne, Executive Director, Investor Relations
(914) 286-6811
stacey@fifthstreetfinance.com

FOR MEDIA INQUIRIES:

CJP Communications
Steve Bodakowski
(203) 254-1300 ext. 141
CJP-FifthStreet@CJPCom.com